FOR IMMEDIATE RELEASE

JMG Exploration Inc. Announces Notice of Noncompliance with NYSE Arca Continued Listing Standards and Intent to Seek Trading on OTC Bulletin Board.

Pasadena, California – March 12, 2008 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) received a letter from the NYSE Arca Exchange on February 27, 2008 indicating that JMG is no longer in compliance with the NYSE Arca minimum price per share as required for continued listing. The NYSE Arca also indicated that JMG’s continual loss from operations, the existing liquidity situation and material weaknesses in internal controls are also possible grounds for delisting. The letter requested that JMG respond indicating their intent and plan to cure the price per share deficiency.

On March 7, 2008, JMG's Board of Directors determined that it could not affirm an ability to cure the price per share deficiency within the six months permitted by NYSE Arca's policies. The Board further determined to take action to initiate the trading of the Company's stock on the OTC Bulletin Board. The Company will make a further announcement regarding this transition and expects that NYSE Arca will suspend the Company’s common stock from trading in the near future.

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482